EXHIBIT 99.1

NEWS

CONTACTS:


For BioMarin                          For Genzyme
Joshua Grass (Investors)              Sally  curley (Investors)
(415) 884-6777                        (617) 591-7140

Fredda Malkoff (Media)                Dan Quinn (Media)
Feinstein Kean Healthcare             (617) 591-5849
(617) 577-8110


For Immediate Release:
BioMarin and Genzyme Release Additional Primary Endpoint Data from their Phase III Open-Label Extension Study of Aldurazyme for MPS I

Novato, CA and Cambridge, MA, November 24, 2002 - BioMarin Pharmaceutical Inc. (Nasdaq and Swiss SWX New Market: BMRN) and Genzyme General (Nasdaq: GENZ) today released additional data from their ongoing open-label Phase III extension study of Aldurazyme(R) (laronidase), an investigational drug for the treatment of mucopolysaccharidosis I (MPS I).

The companies released data regarding the study's two primary endpoints: pulmonary function as measured by percent predicted Forced Vital Capacity (FVC); and endurance as measured by distance covered in the six-minute walk test. Measurements of these endpoints were taken 36 weeks after the commencement of the open-label extension study, or a total of 62 weeks after commencement of the placebo-controlled trial. This new data has recently been submitted to the U.S. Food and Drug Administration (FDA) for review as part of the Biologics License Application (BLA) that was submitted on July 26, 2002. The data will also be submitted to the European Agency for the Evaluation of Medicinal Products
(EMEA).

The 22 patients who received Aldurazyme for 62 weeks demonstrated a mean FVC change of +5.4 percentage points compared to pre-treatment baseline. In the six-minute walk test, these patients had a mean +40.0 meter change from pre-treatment baseline. For both the FVC and the six-minute walk tests, these results indicate that patients maintained the improvements observed after 50 weeks of Aldurazyme treatment.

After 36 weeks, the 23 patients who received placebo during the placebo-controlled portion of the trial demonstrated a mean +2.6 percentage point increase in FVC from their pre-Aldurazyme treatment baseline. Most of the improvement was observed between Weeks 25 and 36 of the open-label extension study. In the six-minute walk test, these patients demonstrated a mean +32.4 meter change from pre-treatment baseline, an increase in the improvement observed following 24 weeks of Aldurazyme treatment.
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The safety profile in the extension study has been comparable to the double-blind period. The most commonly reported adverse events were headache, rhinitis, and pharyngitis. As previously reported, one patient in the extension study died of causes considered by the principal investigator to be unrelated to Aldurazyme.

Recent Developments

On October 28, 2002, BioMarin and Genzyme announced that the FDA notified the companies that the BLA for Aldurazyme will be reviewed by the FDA's Endocrinologic and Metabolic Drugs Advisory Committee on January 15, 2003. On September 13, 2002, the FDA granted the Aldurazyme BLA 6-month priority review status. As a result, the companies anticipate a response from the FDA at the end of January 2003. The Marketing Authorization Application (MAA) for Aldurazyme is under review by the European Agency for the EMEA; the companies expect a response from EMEA in the first half of 2003.

About MPS I

MPS I is a progressive, debilitating and fatal genetic disease caused by a deficiency of the enzyme alpha-L-iduronidase. This deficiency leads to the accumulation of complex carbohydrates in the lysosomes of cells, leading to the progressive dysfunction of cellular, tissue and organ systems. Resulting symptoms, which span a spectrum of severity, can include impaired cardiac and pulmonary function, delayed physical development, skeletal and joint deformities, reduced endurance, and in some cases, delayed mental function. A majority of patients die before adulthood from complications of the disease.

Aldurazyme is an investigational enzyme replacement therapy for patients with MPS I, a disease for which no specific drug treatments currently exist.

BioMarin and Genzyme formed a joint venture in 1998 to develop and commercialize Aldurazyme worldwide. Under the terms of the joint venture, if approved for commercial sale, BioMarin will manufacture Aldurazyme and Genzyme will have responsibility for the commercialization of the product. The companies have obtained Orphan Drug designation and Fast Track status for Aldurazyme for the treatment of MPS I from the FDA and orphan medicinal product designation from the EMEA.

Genzyme General develops and markets therapeutic products and diagnostic products and services. Genzyme General has five therapeutic products on the market and a strong pipeline of therapeutic products in development focused on the treatment of genetic diseases and other chronic debilitating disorders with well-defined patient populations. Genzyme General is a division of Genzyme Corp.

BioMarin Pharmaceutical specializes in the development and commercialization of therapeutic enzyme products to treat serious, life-threatening diseases and conditions.
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This press release contains forward-looking statements, including without limitation statements about: the results from the 36-week findings of the open-label extension study (which may differ from the preliminary results reported in this press release;, the expected timing and the results of the review by the FDA of the BLA for Aldurazyme and by the EMEA of the MMA for Aldurazyme; plans to submit additional data to the EMEA; the anticipated timing of the FDA advisory committee meeting, and commercialization plans. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others: the results and timing of the on-going open-label Phase III extension trial; the content of the completed BLA filing and MMA filing for Aldurazyme; the content and timing of decisions made by the FDA advisory committee, the FDA and the EMEA regarding Aldurazyme; the ability to manufacture sufficient quantities of product for development and commercialization activities and to do so in a timely manner; enrollment rates for clinical trials; the continued funding of the joint venture between Genzyme and BioMarin; decisions made by physicians and third party payers regarding the use of and reimbursement for Aldurazyme; our ability to obtain and maintain adequate patent and other proprietary rights protection for Aldurazyme; the scope, validity and enforceability of patents and other proprietary rights held by third parties related to therapies for MPS I and the actual impact of such patents and other rights on our ability to commercialize Aldurazyme; the competitive environment for therapies for MPS I; and the risks and uncertainties described in reports filed by Genzyme and BioMarin with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation the factors contained under the caption "Factors Affecting Future Operating Results" in Exhibit 99.2 to Genzyme Corporation's 2001 Annual Report on Form 10-K, as amended. Genzyme General Division common stock is a series of common stock of Genzyme Corporation. Therefore, holders of Genzyme General Division common stock are subject to all of the risks and uncertainties described in Genzyme Corporation reports. Genzyme and BioMarin caution investors not to place undue reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and Genzyme and BioMarin undertake no obligation to update or revise the statements.

Genzyme(R) is a registered trademark of Genzyme Corporation. Aldurazyme(R) is a trademark of BioMarin/Genzyme LLC. All rights reserved.

BioMarin's press releases and other company information are available online at http://www.biomarinpharm.com. Information on our website is not incorporated by reference into this press release.

 Genzyme's press releases and other company information are available at www.genzyme.com and by calling Genzyme's investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.